HACKENSACK, NJ, September 9, 2016 – First Real Estate Investment Trust of New Jersey (“FREIT”) reported its operating results for the nine and three-month periods ended July 31, 2016. The results of operations as presented in this earnings release are unaudited, and are not necessarily indicative of future operating results.

FINANCIAL HIGHLIGHTS & OPERATING STATISTICS ($ in thousands, except per share amounts)	Nine Months Ended July 31,		Quarter Ended July 31,
	2016	2015	2016	2015
* Net Income Per Share-Basic & Diluted	$0.45	$0.38	$0.18	$0.14
* Dividends Per Share	$0.90	$0.90	$0.30	$0.30
* AFFO Per Share-Basic & Diluted	$1.09	$1.12	$0.38	$0.42
* AFFO Payout	82.6%	80.4%	78.9%	71.4%
* NOI	$17,580	$17,946	$5,857	$6,107
* Average Residential Occupancy	94.9%	94.6%	95.9%	94.6%
* Average Commercial Occupancy (a)	82.4%	83.9%	81.5%	86.3%
(a) Includes occupancy for the Rotunda shopping center, which is undergoing a major redevelopment project.

RESULTS OF OPERATIONS

Year-To-Date Results (Per share represents basic and diluted share amounts)

•	Real estate revenue increased 1.2% to $34.1 million as compared to $33.7 million for the prior year’s comparable period.

•	Net income attributable to common equity (“net income”) was $3.1 million or $0.45 per share, as compared to $2.5 million or $0.38 per share, for the prior year’s comparable period. Current YTD net income includes a $0.3 million gain relating to the sale of FREIT’s Rochelle Park, New Jersey property on June 17, 2016.

•	Funds From Operations (“FFO”) was $8.3 million or $1.22 per share, as compared to $7.6 million or $1.12 per share, for the prior year’s comparable period.

•	Adjusted Funds From Operations (“AFFO”) modifies FFO for unique revenue and expense items, which the Company believes are germane to the measurement of the Company’s ongoing operating performance, such as capital improvements and deferred rents. AFFO was $7.4 million or $1.09 per share, as compared to $7.6 million or $1.12 per share, for the prior year’s comparable period.

Third Quarter Results (Per share represents basic and diluted share amounts)

•	Real estate revenue increased 4% to $11.6 million as compared to $11.1 million for the prior year’s comparable period.

•	Net income was $1.2 million or $0.18 per share, as compared to $1 million or $0.14 per share, for the prior year’s comparable period. Current QTD net income includes a $0.3 million gain relating to the sale of FREIT’s Rochelle Park, New Jersey property on June 17, 2016.

•	FFO was $3 million or $0.44 per share, as compared to $2.8 million or $0.41 per share, for the prior year’s comparable period.

•	AFFO was $2.6 million or $0.38 per share, as compared to $2.8 million or $0.42 per share, for the prior year’s comparable period.

Table of Revenue & Net Income Components

	Nine Months Ended July 31,			Quarter Ended July 31,
	2016	2015	Change	2016	2015	Change
	(In Thousands of Dollars, Except Per Share Amounts)			(In Thousands of Dollars, Except Per Share Amounts)
Revenues:
Commercial properties	$17,203	$17,219	$(16)	$5,810	$5,680	$130
Residential properties	16,875	16,456	419	5,780	5,463	317
Total real estate revenues	34,078	33,675	403	11,590	11,143	447

Operating Expenses:
Real estate operations	16,247	15,949	298	5,457	5,107	350
General and administrative	1,401	1,653	(252)	506	509	(3)
Depreciation	5,263	4,985	278	1,791	1,690	101

Gain on sale of commercial property	(314)	—	(314)	(314)	—	(314)

Investment income	(106)	(113)	7	(44)	(37)	(7)

Financing costs	8,153	8,370	(217)	2,737	2,817	(80)

Net income attributable to noncontrolling interests in subsidiaries	(377)	(283)	(94)	(211)	(89)	(122)
Net income attributable to common equity	$3,057	$2,548	$509	$1,246	$968	$278

Earnings per share - basic and diluted	$0.45	$0.38	$0.07	$0.18	$0.14	$0.04

Weighted average shares outstanding:
Basic	6,777	6,785		6,787	6,747
Diluted	6,777	6,786		6,800	6,755

Dividends

The third quarter dividend of $0.30 per share will be paid on September 15, 2016 to shareholders of record on September 1, 2016.

Adjusted Funds From Operations

FFO is a non-GAAP measure defined by the National Association of Real Estate Investment Trusts (“NAREIT”). Although many consider FFO as the standard measurement of a REIT’s performance, FREIT modified the NAREIT computation of FFO to include other adjustments to GAAP net income that are not considered by management to be the primary drivers of their decision making process. These adjustments to GAAP net income are amortization of acquired leases, straight-line rents and recurring capital improvements on FREIT’s residential apartments.

The modified FFO computation is referred to as AFFO. FREIT believes that AFFO is a superior measure of our operating performance. We compute FFO and AFFO as follows:

	Nine Months Ended July 31,		Quarter Ended July 31,
	2016	2015	2016	2015
	(In Thousands of Dollars, Except Per Share Amounts)		(In Thousands of Dollars, Except Per Share Amounts)
Funds From Operations ("FFO") (a)

Net income	$3,434	$2,831	$1,457	$1,057
Depreciation of consolidated properties	5,263	4,985	1,791	1,690
Amortization of deferred leasing costs	267	233	94	82
Distributions to minority interests	(375)	(426)	(30)	(30)
Gain on sale of commercial property	(314)	—	(314)	—
FFO	$8,275	$7,623	$2,998	$2,799

Per Share - Basic and Diluted	$1.22	$1.12	$0.44	$0.41

(a) As prescribed by NAREIT.

Adjusted Funds From Operations ("AFFO")

FFO	$8,275	$7,623	$2,998	$2,799
Amortization of acquired leases	—	1	—	—
Deferred rents (Straight lining)	(251)	219	(276)	71
Capital Improvements - Apartments	(659)	(275)	(170)	(21)
AFFO	$7,365	$7,568	$2,552	$2,849

Per Share - Basic and Diluted	$1.09	$1.12	$0.38	$0.42

Weighted Average Shares Outstanding:
Basic	6,777	6,785	6,787	6,747
Diluted	6,777	6,786	6,800	6,755

FFO and AFFO do not represent cash generated from operating activities in accordance with accounting principles generally accepted in the United States of America, and therefore should not be considered a substitute for net income as a measure of results of operations or for cash flow from operations as a measure of liquidity. Additionally, the application and calculation of FFO and AFFO by certain other REITs may vary materially from that of FREIT’s, and therefore FREIT’s FFO and AFFO may not be directly comparable to that of other REITs.

The statements in this report that relate to future earnings or performance are forward-looking. Actual results might differ materially and be adversely affected by such factors as longer than anticipated lease-up periods or the inability of tenants to pay increased rents. Additional information about these factors is contained in the Trust’s filings with the SEC including the Trust’s most recent filed report on Form 10-K and Form 10-Q.

First Real Estate Investment Trust of New Jersey is a publicly traded (over-the-counter – symbol FREVS.) REIT organized in 1961. It has approximately $366 million (historical cost basis) of assets. Its portfolio of residential and commercial properties extends from Eastern L.I. to Maryland, with the largest concentration in Northern New Jersey.

For additional information contact Shareholder Relations at (201) 488-6400

Visit us on the web: www.freitnj.com

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